NUTRACEA	21.01

Subsidiaries (100% owned unless noted)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Global Nutra, Inc.	a Nevada corporation
Global Nutra Solutions LLC	a Delaware limited liability company
Grainnovations, Inc.	a Delaware limited liability company
Grainnovations, Inc.	a Tennessee corporation
Grain Enhancements LLC (47.5% interest)	a Delaware limited liability company
Irgovel - Industria Riograndens De Oleos Vegetais Ltda	a limited liability company organized under the laws of the Federative Republic of Brazil
Medan LLC	a Delaware limited liability company
PT Panganmas Inti Nusantara (51% interest)	an Indonesian company
Nutra S.A. LLC	a Delaware limited liability company
NutraCea Brazil Ltda	a limited liability company organized under the laws of the Federative Republic of Brazil
NutraCea/Cura LLC (90% interest)	a Delaware limited liability company
NutraCea Offshore LTD	a company organized under the laws of the Cayman Islands
Nutramercials, Inc.	a Nevada corporation
Infomaxx, LLC,	a Delaware limited liability company
NutraPhoenix, LLC	a Delaware limited liability company
Nutrastar Technologies Incorporated	a Nevada corporation
NutraGlo® Incorporated	a Nevada corporation
NutraStarSport, Inc.	a Nevada corporation
Rice Rx, LLC (50% interest)	a Delaware limited liability company
Rice Science LLC (80% interest)	a Delaware limited liability company
The RiceX Company	a Delaware corporation
RiceX Nutrients, Inc.	a Montana corporation